Execution Version

1,287,038 Shares

WORKIVA INC.
CLASS A COMMON STOCK, PAR VALUE $0.001 PER SHARE

UNDERWRITING AGREEMENT

August 13, 2019

August 13, 2019
Goldman Sachs & Co. LLC
200 West Street
New York, New York 10282

Ladies and Gentlemen:
The stockholders named in Schedule I hereto (collectively the “Selling Stockholders”) of Workiva Inc., a Delaware corporation (the “Company”), propose, subject to the terms and conditions stated in this agreement (this “Agreement”) to sell to Goldman Sachs & Co. LLC (the “Underwriter”) an aggregate of 1,287,038 shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), of the Company (the “Firm Shares”). Certain of the Selling Stockholders named in Schedule II hereto (collectively, the “Option Stockholders”) also propose to sell to the Underwriter not more than an additional 193,000 shares of Class A Common Stock of the Company (the “Additional Shares”) if and to the extent that the Underwriter shall have determined to exercise the right to purchase such shares of Class A Common Stock granted to the Underwriter in Section 3 hereof. The Firm Shares and the Additional Shares are hereinafter collectively referred to as the “Shares.” The shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”), of the Company, together with shares of the Class A Common Stock, are hereinafter referred to as the “Common Stock.”
At each of the Closing Date and each Option Closing Date, the portion of the unissued Shares issuable upon the conversion of an equivalent number of shares of Class B Common Stock, held by certain of the Selling Stockholders, will be delivered by the Selling Stockholders to the Underwriter following surrender of an equivalent number of shares of Class B Common Stock by such Selling Stockholders to the Company and the conversion thereof pursuant to the provisions of the Certificate of Incorporation of the Company. Immediately prior to the Closing Date, the unissued Shares issuable upon the exercise of options (the “Options”) to be exercised by certain of the Selling Stockholders in accordance with the provisions of the agreement between the Company and such Selling Stockholders pursuant to which such Options were granted (the “Option Agreements”) will be issued and delivered by the Selling Stockholders to the Underwriter following such exercise.
The Selling Stockholders will effect the delivery of Shares sold pursuant to this Agreement by first delivering such Shares to Computershare Inc., as custodian (the “Custodian”), pursuant to a Stock Custody Agreement, dated as of August 13, 2019 (the “Custody Agreement”) by and among the Company, the Custodian and the Selling Stockholders. Upon receipt of payment for any Shares pursuant to Section 5 hereof, the Selling Shareholders shall instruct the Custodian to deliver such Shares to the Underwriter in accordance with Section 5 hereof.

1.Representations and Warranties. The Company represents and warrants to and agrees with the Underwriter and each of the Selling Stockholders that:
(a) An “automatic shelf registration statement” as defined under Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”) on Form S-3 (File No. 333-233222) in respect of the Shares and other Class A Common Stock has been filed with the Securities and Exchange Commission (the “Commission”) not earlier than three years prior to the date hereof; such registration statement, and any post-effective amendment thereto, became effective on filing; and no stop order suspending the effectiveness of such registration statement or any part thereof has been issued and no proceeding for that purpose has been initiated or threatened by the Commission, and no notice of objection of the Commission to the use of such registration statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act has been received by the Company; the base prospectus filed as part of such registration statement, in the form in which it has most recently been filed with the Commission on or prior to the date of this Agreement, is hereinafter called the “Base Prospectus”; any preliminary prospectus (including any preliminary prospectus supplement) relating to the Shares filed with the Commission pursuant to Rule 424(b) under the Securities Act is hereinafter called a “Preliminary Prospectus”; the various parts of such registration statement, including all exhibits thereto and including any prospectus supplement relating to the Shares that is filed with the Commission and deemed by virtue of Rule 430B under the Securities Act to be part of such registration statement, each as amended at the time such part of the registration statement became effective, are hereinafter collectively called the “Registration Statement”; the Base Prospectus, as amended and supplemented immediately prior to the Applicable Time (as defined in Section 1(c) hereof), is hereinafter called the “Time of Sale Prospectus”; the form of the final prospectus relating to the Shares filed with the Commission pursuant to Rule 424(b) under the Securities Act in accordance with Section 7(a) hereof is hereinafter called the “Prospectus”; any reference herein to the Base Prospectus, the Time of Sale Prospectus, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act, as of the date of such prospectus; any reference to any amendment or supplement to the Base Prospectus, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any post-effective amendment to the Registration Statement, any prospectus supplement relating to the Shares filed with the Commission pursuant to Rule 424(b) under the Securities Act and any documents filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and incorporated therein, in each case after the date of the Base Prospectus, such Preliminary Prospectus, or the Prospectus, as the case may be; any reference to any amendment to the Registration Statement shall be deemed to refer to and include any annual, periodic or current report or definitive proxy or information statement of the Company filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effective date of the Registration Statement that is incorporated by reference in the Registration Statement; and any “issuer free writing prospectus” as defined in Rule 433 under the Securities Act relating to the Shares and, without limitation, any document listed in Schedule III(a) hereto is hereinafter called an “Issuer Free Writing Prospectus”.

(b) No order preventing or suspending the use of any Preliminary Prospectus or any Issuer Free Writing Prospectus has been issued by the Commission, and (B) each Preliminary Prospectus, at the time of filing thereof, conformed in all material respects to the requirements of the Securities Act and the rules and regulations of the Commission thereunder, and did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with the Underwriter Information (as defined below) or the Selling Stockholder Information (as defined below).
(c) For the purposes of this Agreement, the “Applicable Time” is 5:30 p.m. (Eastern time) on the date of this Agreement; the Time of Sale Prospectus, as supplemented by the information listed on Schedule III(c) hereto, taken together (collectively, the “Pricing Disclosure Package”), as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each Issuer Free Writing Prospectus does not conflict with the information contained in the Registration Statement, the Time of Sale Prospectus or the Prospectus, each Issuer Free Writing Prospectus, as supplemented by and taken together with the Pricing Disclosure Package, as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to statements or omissions made in an Issuer Free Writing Prospectus in reliance upon and in conformity with the Underwriter Information or the Selling Stockholder Information.
(d) The documents incorporated by reference in the Time of Sale Prospectus and the Prospectus, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; any further documents so filed and incorporated by reference in the Time of Sale Prospectus and the Prospectus or any further amendment or supplement thereto, when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder and will not contain an untrue statement of a material fact or omit to state a material fact therein necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with the Underwriter Information or the Selling Stockholder Information; and no such documents were filed with the Commission since the Commission’s close of business on the business day immediately prior to the date of this Agreement and prior to the execution of this Agreement, except as set forth on Schedule III(b) hereto.
(e) The Registration Statement conforms, and any further amendments or supplements to the Registration Statement will conform, in all material respects to the requirements of the Securities Act and the rules and regulations of the Commission thereunder as of their respective dates and do not and will not, as of the applicable effective date as to each part of the Registration Statement and any amendment or supplement thereto, and as of the Closing Date and any Option Closing Date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Prospectus and any further amendments or supplements to the Prospectus will conform, in all material respects to the requirements of the Securities Act as of their respective dates and the rules and regulations of the Commission thereunder and do not and will not, as of the applicable filing date as to the Prospectus and any amendment or supplement thereto, and as of the Closing Date and any Option Closing Date, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with the Underwriter Information or the Selling Stockholder Information.
(f) (A)(i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), and (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) under the Securities Act) made any offer relating to the Shares in reliance on the exemption of Rule 163 under the Securities Act, the Company was a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act; and (B) at the time of filing the Registration Statement and any post-effective amendment thereto, at the earliest time thereafter that the Company or any offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Securities Act) of the Shares, and at the date hereof, the Company was not and is not an “ineligible issuer” in connection with the offering pursuant to Rules 164, 405 and 433 under the Securities Act. Any free writing prospectus that the Company is required to file pursuant to Rule 433(d) under the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Each free writing prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or that was prepared by or on behalf of or used or referred to by the Company complies or, if filed after the effective time of this Agreement, will comply as of the date of such filing in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Except for the free writing prospectuses, if any, identified in Schedule III(a) hereto, the electronic road shows, if any, each furnished to you before first use, and the term sheet attached as

Exhibit B hereto, the Company has not prepared, used or referred to, and will not, without your prior consent, prepare, use or refer to, any free writing prospectus.
(g) The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Delaware, has the corporate power and authority to own its property and to conduct its business as described in the Time of Sale Prospectus and is duly qualified to transact business and in good standing, in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).
(h) Each subsidiary of the Company has been duly incorporated or formed, is validly existing as a corporation or other organization in good standing under the laws of the jurisdiction of its organization (to the extent such concepts are applicable under such laws), has the corporate power and authority to own its property and to conduct its business as described in the Time of Sale Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification (to the extent such concepts are applicable under such laws), except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect; all of the issued shares of capital stock or other equity interests of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly by the Company, free and clear of all liens, encumbrances, equities or claims. The subsidiaries of the Company, when such entities are considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X of the Securities Act.
(i) This Agreement and the Custody Agreement have been duly authorized, executed and delivered by the Company.
(j) The authorized capital stock of the Company conforms as to legal matters to the description thereof contained in each of the Time of Sale Prospectus and the Prospectus.
(k) The shares of Common Stock outstanding as of the date hereof (including all of the Shares other than those referenced in the next sentence) have been duly authorized and are validly issued, fully paid and non‑assessable. The Shares to be issued by the Company to the Selling Stockholders upon conversion of Class B Common Stock and the Shares to be issued by the Company to the Selling Stockholders upon exercise of the Options held by the Selling Stockholders have been duly and validly authorized and, when issued upon such conversion or exercise, as applicable, will be duly and validly issued and fully paid and non-assessable.
(l) The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement and the Custody Agreement and the issuance of the Shares to be issued by the Company upon conversion of the Class B

Common Stock and upon exercise of the Options held by the Selling Stockholders will not contravene any provision of (i) applicable law, (ii) the certificate of incorporation or by‑laws of the Company, (iii) any agreement or other instrument binding upon the Company or any of its subsidiaries that is material to the Company and its subsidiaries, taken as a whole, or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary, except in the case of clauses (i), (iii) and (iv), any such contravention as would not, singly or in the aggregate, have a Material Adverse Effect; no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the issuance of the Shares to be issued by the Company upon conversion of the Class B Common Stock or upon exercise of the Options held by the Selling Stockholders or the performance by the Company of its obligations under this Agreement and the Custody Agreement, except such as may be required by the securities or Blue Sky laws of the various states or the rules and regulations of the Financial Industry Regulatory Authority (“FINRA”) in connection with the offer and sale of the Shares.
(m) Neither the Company nor any of its subsidiaries has sustained since the date of the latest audited financial statements included in the Time of Sale Prospectus any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Time of Sale Prospectus; and, since the respective dates as of which information is given in the Time of Sale Prospectus, there has not been (i) any change in the capital stock, partnership interests or membership interests, as applicable (other than the issuance or grant of securities pursuant to employee equity incentive plans existing as of the date of this Agreement or pursuant to outstanding options, warrants or rights), or short-term or long‑term debt of the Company or any of its subsidiaries (other than intercompany debt), (ii) any declared or otherwise consummated dividend or distribution of any kind on the Company’s capital stock, (iii) the incurrence by the Company or any of its subsidiaries of any material liability or obligation, direct or contingent, or entry by any of them into any material transaction or (vi) any material adverse change, or any development that could reasonably be expected to become a material adverse change, in or affecting the general affairs, management, financial position, stockholders' equity or results of operations of the Company and its subsidiaries taken as a whole, otherwise than as set forth or contemplated in the Time of Sale Prospectus;
(n) There are no legal or governmental proceedings pending or, to the Company’s knowledge, threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject (%3) other than proceedings accurately described in all material respects in the Time of Sale Prospectus and proceedings that would not have a Material Adverse Effect, or a material adverse effect on the power or ability of the Company to perform its obligations under this Agreement or the Custody Agreement or to consummate the transactions contemplated by the Time of Sale Prospectus or (%3) that are required to be described in the Registration Statement or the Prospectus and are not so described in all material respects; and there are no statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement that are not described in all material respects or filed as required.
(o) The Company is not, and after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Prospectus will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
(p) The Company and its subsidiaries (%3) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (%3) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (%3) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a Material Adverse Effect.
(q) There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean‑up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a Material Adverse Effect.
(r) There are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company or to require the Company to include such securities with the Shares registered pursuant to the Registration Statement.
(s) Neither the Company nor any of its subsidiaries or controlled affiliates, nor any director or officer nor, to the Company’s knowledge, any employee, agent or representative of the Company or of any of its subsidiaries or controlled affiliates, has taken or intends to take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to improperly influence official action or secure an improper advantage; and the Company and its subsidiaries and controlled affiliates have conducted their businesses in compliance with applicable anti-corruption laws including, without limitation, the Foreign Corrupt Practices Act of 1977 and the Bribery Act 2010 of the United Kingdom, and have instituted and maintain and intend to continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein. Neither the Company nor any of its subsidiaries will, directly or indirectly, use the proceeds of the offering in violation of applicable anti-corruption laws.
(t) The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.
(u) (i) Neither the Company nor any of its subsidiaries, nor any director or officer thereof, nor, to the Company’s knowledge, any employee, agent, affiliate or representative of the Company or any of its subsidiaries, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is:
(A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor
(B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).
(ii) Neither the Company nor any of its subsidiaries will directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:
(A) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or
(B) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(iii) For the past five years, the Company and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.
(v) The Company and its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its subsidiaries, taken as a whole, in each case free and clear of all liens, encumbrances and defects except such as are described in the Time of Sale Prospectus or such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries; and any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and, to the Company’s knowledge, enforceable leases with such exceptions as would not have a Material Adverse Effect, in each case except as described in the Time of Sale Prospectus.
(w) The Company and its subsidiaries own or possess or otherwise have the right to use, or can acquire on reasonable terms ownership or possession or the right to use, all material patents, patent rights, licenses, inventions, copyrights, know‑how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them in the jurisdictions in which the Company currently operates or intends to operate (the “Company Intellectual Property”). Except as disclosed in the Time of Sale Prospectus, (i) there are no third parties who have been able to establish any material rights to any Company Intellectual Property, except for (A) the retained rights of the owners of the Company Intellectual Property which is licensed to the Company or that the Company otherwise has the right to use or (B) the rights of customers to use Company Intellectual Property in the ordinary course of business consistent with past practice; (ii) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others (a) challenging the validity, enforceability or scope of any Company Intellectual Property or (b) challenging the Company’s rights or any of its subsidiaries’ rights in or to any Company Intellectual Property and neither the Company nor any of its subsidiaries is currently aware of any facts which would form a reasonable basis for any such actions, suits, proceedings or claims, in each case except for such actions, suits, proceedings or claims as would not, individually or in the aggregate, have a Material Adverse Effect; and (iii) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company or any of its subsidiaries infringes or misappropriates any intellectual property or other proprietary rights of others and neither the Company nor any of its subsidiaries has received notice of any infringement or misappropriation of the rights of others that would be reasonably likely to give rise to any such action, suit, proceeding or claim, except, in each case, for such actions, suits, proceedings or claims as would not have a Material Adverse Effect. The Company and its subsidiaries use all software and other materials distributed under a “free,” “open source,” or similar licensing model (including but not limited to the GNU

General Public License, GNU Lesser General Public License and GNU Affero General Public License) (“Open Source Materials”) in compliance with all license terms applicable to such Open Source Materials, except where the failure to comply would not have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has used or distributed any Open Source Materials in a manner that requires or has required (i) the Company or any of its subsidiaries to permit reverse engineering of any products or services of the Company or any of its subsidiaries, or any software code or other technology owned by the Company or any of its subsidiaries; or (ii) any products or services of the Company or any of its subsidiaries, or any software code or other technology owned by the Company or any of its subsidiaries, to be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributed at no charge, except, in the case of each of (i) and (ii) above, such as would not have a Material Adverse Effect.
(x) No material labor dispute with the employees of the Company or any of its subsidiaries exists, except as described in the Time of Sale Prospectus, or, to the knowledge of the Company, is imminent; and the Company is not aware of any existing, threatened or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers or contractors that would have a Material Adverse Effect.
(y) The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are in the Company’s reasonable judgment prudent and customary in the businesses in which they are engaged; neither the Company nor any of its subsidiaries has been refused any insurance coverage sought or applied for; and neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, except as described in the Time of Sale Prospectus.
(z) The Company and its subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess any of the foregoing would not, singly or in the aggregate, have a Material Adverse Effect, and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, except as described in the Time of Sale Prospectus.
(aa) The Company and its subsidiaries, on a consolidated basis, maintain a system of internal accounting controls sufficient to provide reasonable assurance that (%3) transactions are executed in accordance with management’s general or specific authorizations; (%3) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) and to maintain asset accountability; (%3) access to assets is permitted only in accordance with management’s general or specific authorization; and (%3) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the Time of Sale Prospectus, since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.
(bb) The financial statements included in the Registration Statement, the Time of Sale Prospectus and the Prospectus, together with the related schedules and notes, present fairly in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with U.S. GAAP applied on a consistent basis in all material respects throughout the periods covered thereby. The supporting schedules, if any, present fairly, in all material respects, in accordance with U.S. GAAP the information required to be stated therein. The selected financial data included in the Registration Statement, the Time of Sale Prospectus and the Prospectus present fairly, in all material respects, the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included therein. Except as included therein, no historical or pro forma financial statements or supporting schedules are required to be included in the Registration Statement, the Time of Sale Prospectus or the Prospectus under the Securities Act or the rules and regulations promulgated thereunder. Any disclosures contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply in all material respects with Regulation G of the Exchange Act and Item 10 of Regulation S-K of the Securities Act, to the extent applicable. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto.
(cc) The Company and its subsidiaries, on a consolidated basis, maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.  The Company and its subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(dd) Except as described in the Time of Sale Prospectus, the Company has not sold, issued or distributed any shares of Common Stock during the six‑month period preceding the date hereof, including any sales pursuant to Rule 144A under, or Regulation D or S of, the Securities Act, other than shares issued pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans or pursuant to outstanding options, rights or warrants.
(ee) The Company and each of its subsidiaries have filed all federal, state, local and foreign tax returns required to be filed through the date of this Agreement or have requested extensions thereof (except where the failure to file would not, individually or in the aggregate, have a Material Adverse Effect) and have paid all taxes required to be paid thereon (except for cases in which the failure to file or pay would not have a Material Adverse Effect, or, except as currently being contested in good faith and for which reserves required by U.S. GAAP have been created in the financial statements of the Company), and no tax deficiency has been determined adversely to the Company or any of its subsidiaries which has had (nor does the Company nor any of its subsidiaries have any written notice or knowledge of any tax deficiency which would reasonably be expected to be determined adversely to the Company or its subsidiaries and which would reasonably be expected to have) a Material Adverse Effect.
(ff) Ernst & Young LLP, who has certified certain financial statements of the Company and its subsidiaries, is an independent public accounting firm with respect to the Company as required by the Securities Act and the rules and regulations of the Commission thereunder.
(gg) The Company is not (i) in violation of its charter or bylaws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii), any such default or violation as would not, singly or in the aggregate, have a Material Adverse Effect.
(hh) The Company and each of its subsidiaries have complied, and are presently in compliance with, the Company’s privacy policies and third-party obligations (imposed by applicable law, contract or otherwise) regarding the collection, use, transfer, storage, protection, disposal and disclosure by the Company and its subsidiaries of personally identifiable information, except for such noncompliance as would not, singly or in the aggregate, have a Material Adverse Effect.
(ii) Nothing has come to the attention of the Company that has caused it to reasonably believe that the industry-related and market-related data included in the Time of Sale Prospectus and the Prospectus is not based on or derived from sources that are reliable and accurate in all material respects.

(jj) Prior to the date hereof, neither the Company, any of its controlled affiliates, nor, to the Company’s knowledge, any other of its affiliates, has taken, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of the Shares.
(kk) None of the Company or any of its subsidiaries has any liability with respect to any employee pension benefit plan (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that is subject to Title IV of ERISA or the funding rules of Section 412 of the Code or Section 302 of ERISA and none of the following events has occurred or exists, except as would not have a Material Adverse Effect: (A) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state governmental agency or any foreign regulatory agency with respect to the employment or compensation of employees by any of the Company or any of its subsidiaries; or (B) any breach of any contractual obligation, or any violation of law or applicable qualification standards, with respect to the employment or compensation of employees by the Company. None of the following events has occurred or is likely to occur, except as would not have a Material Adverse Effect: (A) an increase in the “accumulated post-retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106) of the Company and its subsidiaries compared to the amount of such obligations in the most recently completed fiscal year of the Company and its subsidiaries; or (B) any event or condition giving rise to a liability under Title IV of ERISA.
(ll) Neither the Company nor any of its officers or directors (in connection with actions performed on behalf of the Company or any of its subsidiaries), nor any subsidiaries or controlled affiliates, nor, to the knowledge of the Company, any of its employees, agents, distributors or representatives, has any reason to believe that the Company or any of the foregoing persons or entities have taken any action in violation of, or which may cause the Company or any of its subsidiaries to be in violation of, any applicable U.S. law governing imports into or exports from the United States in connection with the Company’s products, including without limitation: any executive orders or regulations issued with respect to the laws referred to in this Section 1(ll), the Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 CFR 120-130), the Export Administration Regulations (15 CFR 730 et seq.), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations. To the Company’s knowledge, there has never been a claim or charge made, investigation undertaken, violation found, or settlement of any enforcement action under any of the laws referred to in this Section 1(ll) by any governmental entity with respect to matters arising under such laws against the Company, its subsidiaries, or against the agents, distributors, or representative of any of the foregoing in connection with their relationship with the Company.

(mm) The Class A Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act and is listed on the NYSE, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Class A Common Stock under the Exchange Act or delisting the Class A Common Stock from the NYSE, nor has the Company received any notification that the Commission or the NYSE is contemplating terminating such registration or listing. To the Company’s knowledge, it is in compliance in all material respects with all applicable listing requirements of the NYSE.
(nn) The Company and its subsidiaries own or have a valid right to access and use all material computer systems, networks, hardware, software, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the business of the Company and its subsidiaries (the “Company IT Systems”). The Company IT Systems (i) are adequate for, and operate and perform in all material respects as required in connection with, the operation of the business of the Company and its subsidiaries as currently conducted, and (ii) are free of any viruses, “back doors,” “Trojan horses,” “time bombs, “worms,” “drop dead devices” or other software or hardware components that are designed to interrupt use of, permit unauthorized access to, or disable, damage or erase, any software material to the business of the Company or any of its subsidiaries, except in the case of (i) and (ii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its subsidiaries have implemented commercially reasonable backup, security and disaster recovery technology consistent in all material respects with applicable regulatory standards and customary industry practices. No third party has breached or compromised the integrity or security of the Company IT Systems in a manner which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
2. Representations and Warranties. Each of the Selling Stockholders severally represents and warrants to and agrees with the Company and the Underwriter that:
(a) All consents, approvals, authorizations and orders necessary for the execution and delivery by such Selling Stockholder of this Agreement and the Custody Agreement, and, if such Selling Stockholder is indicated as a “POA Selling Stockholder” on Schedule IV hereto (each a “POA Selling Stockholder”), a power of attorney, in the form heretofore furnished to you (each a “Power of Attorney”), and for the sale and delivery of the Shares to be sold by such Selling Stockholder hereunder, have been obtained; and such Selling Stockholder has full right, power and authority to enter into this Agreement, the Custody Agreement and, if applicable, such Power of Attorney, and to sell, assign, transfer and deliver the Shares to be sold by such Selling Stockholder hereunder.
(b) (A) If applicable, such POA Selling Stockholder has duly executed and delivered a Power of Attorney appointing the persons indicated as “Attorneys-in-Fact” in Schedule IV hereto, and each of them, as such Selling Stockholder’s attorneys-in-fact

(the “Attorneys-in-Fact”) with authority to execute and deliver this Agreement and the Custody Agreement on behalf of such Selling Stockholder, to determine the purchase price to be paid by the Underwriter to such Selling Stockholder as provided in Section 3 hereof, to authorize the delivery of the Shares to be sold by such Selling Stockholder hereunder and otherwise to act on behalf of such Selling Stockholder in connection with the transactions contemplated by this Agreement and the Custody Agreement, (B) with respect to any Shares to be issued by the Company upon exercise of Options and sold by such Selling Stockholder, such Selling Stockholder has, or will have prior to the Closing Date, duly completed and executed an Option exercise notice, in the form specified by the relevant Option Agreement, with respect to all of such Shares and has delivered such notice to the Company and (C) with respect to any Shares to be issued by the Company upon conversion of an equivalent number of shares of Class B Common Stock, such Selling Stockholder has, or will have prior to the Closing Date, duly completed and executed all required documentation required to effect such conversion.
(c) If applicable, the arrangements made by such POA Selling Stockholder for the appointment by such POA Selling Stockholder of the Attorneys-in-Fact by such Power of Attorney, are, to that extent, irrevocable; the obligations of such POA Selling Stockholder hereunder shall not be terminated by operation of law, whether by the death or incapacity of any such individual POA Selling Stockholder or, in the case of an estate or trust, by the death or incapacity of any executor or trustee or the termination of such estate or trust, or by the occurrence of any other event; if such individual POA Selling Stockholder or any such executor or trustee should die or become incapacitated, or if any such estate or trust should be terminated, or if any other such event should occur, before the delivery of the Shares held by such POA Selling Stockholder hereunder, certificates representing the Shares shall be delivered by or on behalf of such POA Selling Stockholder in accordance with the terms and conditions of this Agreement and the Custody Agreement; and actions taken by the Attorneys-in-Fact pursuant to the Powers of Attorney shall be as valid as if such death, incapacity, termination, dissolution or other event had not occurred, regardless of whether or not the Attorneys-in-Fact shall have received notice of such death, incapacity, termination, dissolution or other event;
(d) The sale of the Shares to be sold by such Selling Stockholder hereunder and the execution, delivery and performance by such Selling Stockholder of this Agreement, the Custody Agreement and, if such Selling Stockholder is a POA Selling Stockholder, such Power of Attorney, and the consummation of the transactions herein contemplated will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any statute, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which such Selling Stockholder is a party or by which such Selling Stockholder is bound or to which any of the property or assets of such Selling Stockholder is subject, (B) result in any violation of the provisions of the trust agreement (or similar applicable organizational document) of such Selling Stockholder if such Selling Stockholder is a trust, or (C) result in the violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body having jurisdiction over such Selling Stockholder or any property or assets of such Selling Stockholder, except in the cases of clauses (A) and (C), for any conflicts, breaches, violations and defaults which would not, individually or in the aggregate, result in a material adverse effect on such Selling Stockholder’s ability to perform its obligations under this Agreement and the Custody Agreement or the enforceability thereof. No consent, approval, authorization, order, registration or qualification of or with any such court or governmental body or agency is required for the execution, delivery and performance by such Selling Stockholder of its obligations under this Agreement and the Custody Agreement, and the consummation by such Selling Stockholder of the transactions contemplated by this Agreement and the Custody Agreement in connection with the Shares to be sold by such Selling Stockholder hereunder, except the registration under the Securities Act of the Shares and such consents, approvals, authorizations, orders, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Shares by the Underwriter.
(e) Immediately prior to the Closing Date (as defined in Section 5 hereof) such Selling Stockholder will have, good and valid title to, or a valid “security entitlement” within the meaning of Section 8-501 of the New York Uniform Commercial Code (the “UCC”) in respect of, the Shares to be sold by such Selling Stockholder hereunder free and clear of all liens, encumbrances, equities or claims; and, upon (a) payment for the Shares to be sold by such Selling Stockholder pursuant hereto, (b) delivery of such Shares, as directed by the Underwriter, to Cede & Co. (“Cede”) or such other nominee as may be designated by the Depository Trust Company (“DTC”), (c) registration of such Shares in the name of Cede or such other nominee and (d) the crediting of such Shares on the books of DTC to the securities account of the Underwriter (assuming that neither DTC nor the Underwriter has notice of any “adverse claim” (within the meaning of Section 8-105 of the UCC) to such Shares), (A) good and valid title to such Shares, free and clear of all liens, encumbrances, equities or claims, will pass to the Underwriter, and under Section 8-501 of the UCC, the Underwriter will acquire a valid security entitlement in respect of such Shares, and (B) no action based on any “adverse claim” (within the meaning of Section 8-102 of the UCC) to such Shares may be asserted against the Underwriter with respect to such security entitlement.
(f) Such Selling Stockholder has not taken and will not take, directly or indirectly, any action that is designed to or that has constituted or might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.
(g) Solely to the extent that any statements or omissions made in the Registration Statement, the Time of Sale Prospectus, the Prospectus or any amendment or supplement thereto are made in reliance upon and in conformity with such Selling Stockholder’s Selling Stockholder Information, such Registration Statement and the Time of Sale Prospectus did, and the Prospectus and any further amendments or supplements to the Registration Statement and the Prospectus will, when they become effective or are filed with the Commission, as the case may be, conform in all material respects to the requirements of the Securities Act and the rules and regulations of the Commission thereunder and not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
(h) Such Selling Stockholder will not directly or, to such Selling Stockholder’s knowledge, indirectly use the proceeds of the offering of the Shares hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, (i) to fund or facilitate any activities of or business with any person, or in any country or territory, that, at the time of such funding, is the subject or the target of Sanctions, or in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions, or (ii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Money Laundering Laws or any applicable anti-bribery or anti-corruption laws.
(i) In order to document the Underwriter’s compliance with the reporting and withholding provisions of the Tax Equity and Fiscal Responsibility Act of 1982 with respect to the transactions herein contemplated, such Selling Stockholder will deliver to the Underwriter prior to or at the Closing Date a properly completed and executed United States Treasury Department Form W-9 (or other applicable form or statement specified by Treasury Department regulations in lieu thereof).
(j) The sale of the Shares by such Selling Stockholder pursuant to this Agreement is not prompted by any material non-public information concerning the Company or any of its subsidiaries that is not disclosed in the Time of Sale Prospectus.
(k) If applicable, such Selling Stockholder has been duly declared, formed or organized and is validly existing and in good standing under the laws of its respective jurisdictions of formation, declaration or organization.
(l) Such Selling Stockholder has not, without the prior consent of the Underwriter, made and will not make any offer relating to the Shares that would constitute a “free writing prospectus” as defined in Rule 405 under the Securities Act.
3. Agreements to Sell and Purchase. Each of the Selling Stockholders hereby agrees, severally and not jointly, to sell to the Underwriter, and the Underwriter, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees to purchase from each of the Selling Stockholders the respective number of Firm Shares set forth in Schedule I hereto opposite its name at $55.125 a share (the “Purchase Price”).
On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, each of the Option Stockholders, severally and not jointly, agrees to sell to the Underwriter up to the number of Additional Shares set forth opposite its name in Schedule II, and the Underwriter shall have the right to purchase up to 193,000 Additional Shares at the Purchase Price, provided, however, that the amount paid by the Underwriter for any Additional Shares shall be reduced by an amount per share equal to any dividends declared by the Company and payable on the Firm Shares but not payable on such Additional Shares. The Underwriter may exercise this right in whole or from time to time in part by giving written notice to the Attorneys-in-Fact and the Selling Stockholder indicated on Schedule IV hereof as a “Non-POA Selling Stockholder” (the “Non POA Selling Stockholder”) not later than 30 days after the date of this Agreement. If the Underwriter exercises its right, pursuant to this Section 3, to purchase less than all of the Additional Shares, on each day that Additional Shares are to be purchased (an “Option Closing Date”), the number of Additional Shares sold by each Option Stockholder shall be an amount that bears the same proportion to the total number of Additional Shares to be purchased on such Option Closing Date as the number of Additional Shares set forth in Schedule II hereto opposite the name of such Option Stockholder bears to the total number of Additional Shares. Any exercise notice shall specify the number of Additional Shares to be purchased by the Underwriter and the date on which such shares are to be purchased. Each purchase date must be at least one business day after the written notice is given and may not be earlier than the closing date for the Firm Shares nor later than ten business days after the date of such notice. Additional Shares may be purchased as provided in Section 5 hereof solely for the purpose of covering over-allotments made in connection with the offering of the Firm Shares.
The Company hereby agrees that, without the prior written consent of the Underwriter, it will not, during the period ending 60 days after the date of the Prospectus (the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (3) file any registration statement with the Commission relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock.
The restrictions contained in the preceding paragraph shall not apply to (a) the Convertible Note Offering (as defined in the Time of Sale Prospectus), (b) the issuance by the Company of shares of Common Stock upon the exercise or conversion of a security outstanding on the date hereof and described in the Time of Sale Prospectus or of which the Underwriter has been advised in writing, (c) the issuance by the Company of shares of Class A Common Stock, options to purchase shares of Class A Common Stock, or other equity awards pursuant to the Company’s employee benefit plans disclosed in the Time of Sale Prospectus, (d) the filing by the Company of a registration statement on Form S-8 or a successor form thereto relating to such benefit plans, or (e) the sale or issuance or entry into an agreement to sell or issue shares of Class A Common Stock in connection with the Company’s acquisition of one or more businesses, products or technologies (whether by means of merger, stock purchase, asset purchase or otherwise)

or in connection with joint ventures, commercial relationships or other strategic transactions, provided that the aggregate number of shares of Class A Common Stock that the Company may sell or issue or agree to sell or issue pursuant to this clause (e) shall not exceed 5% of the total number of shares of Common Stock issued and outstanding immediately following the completion of the transactions contemplated in the Agreement, provided further that the recipient of such shares of Common Stock pursuant to this clause (e) agrees to be bound in writing by an agreement of the same duration and terms as provided in this Section 3.
4. Terms of Offering. The Company and the Selling Stockholders are advised by you that you propose to make a public offering of the Shares as soon after this Agreement has become effective as in your judgment is advisable. The Company and the Selling Stockholders are further advised by you that the Shares are to be offered to the public initially at $56.25 a share (the “Offering Price”) and to certain dealers selected by you at a price that represents a concession not in excess of $0.675 a share under the Offering Price.
5. Payment and Delivery. Payment for the Firm Shares shall be made to the accounts specified by the Attorneys-in-Fact and the Non-POA Selling Stockholder in Federal or other funds immediately available in New York City against delivery of such Firm Shares for the account of the Underwriter at 10:00 a.m., New York City time, on August 16, 2019. The time and date of such payment are hereinafter referred to as the “Closing Date.”
Payment for any Additional Shares shall be made to the Option Stockholders in Federal or other funds immediately available in New York City against delivery of such Additional Shares for the account of the Underwriter at 10:00 a.m., New York City time, on the date specified in the corresponding notice described in Section 3 or at such other time on the same or on such other date, in any event not later than September 27, 2019, as shall be designated in writing by the Underwriter.
The Firm Shares and the Additional Shares shall be registered in such names and in such denominations as you shall request in writing not later than one full business day prior to the Closing Date or the applicable Option Closing Date, as the case may be. The Firm Shares and Additional Shares shall be delivered to you on the Closing Date or an Option Closing Date, as the case may be, through the facilities of DTC for the account of the Underwriter, with any transfer taxes payable in connection with the transfer of the Shares to the Underwriter duly paid, against payment of the purchase price therefor.
6. Conditions to the Underwriter’s Obligations.
The obligations of the Underwriter are subject to the following conditions precedent:
(a) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

(i) (1) there shall not have occurred any downgrading, in the rating accorded any of the securities of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (2) no such organization shall have publically announced that it has under surveillance or review, with possible negative implications, its rating of any of the securities of the Company or any of its subsidiaries;
(ii) (1) neither the Company nor any of its subsidiaries shall have sustained since the date of the latest audited financial statements included in the Time of Sale Prospectus any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Time of Sale Prospectus, and (2) since the respective dates as of which information is given in the Time of Sale Prospectus there shall not have been any change in the capital stock (other than the issuance or grant of securities pursuant to employee equity incentive plans existing as of the date of this Agreement or pursuant to outstanding options, warrants or rights) or long‑term debt of the Company or any of its subsidiaries or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, otherwise than as set forth or contemplated in the Time of Sale Prospectus, the effect of which, in any such case described in clause (1) or (2), is in the Underwriter’s judgment so material and adverse as to make it impracticable or inadvisable to proceed with the offering or the delivery of the Shares on the terms and in the manner contemplated in this Agreement and in each of the Pricing Disclosure Package and the Prospectus; and
(iii) there shall not have occurred any of the following: (1) a suspension or material limitation in trading in securities generally on the NYSE or on the NASDAQ Global Select Market (“NASDAQ”); (2) a suspension or material limitation in trading in the Company’s securities on the NYSE; (3) a general moratorium on commercial banking activities declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (4) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or (5) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (4) or (5) in the Underwriter’s judgment makes it impracticable or inadvisable to proceed with the offering or the delivery of the Shares on the terms and in the manner contemplated in the Pricing Disclosure Package and the Prospectus;
(b) The Underwriter shall have received on the Closing Date a certificate, dated the Closing Date and signed on behalf of the Company by an executive officer of the Company, to the effect set forth in Section 6(a)(i) and (ii) above and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date. The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.
(c) The Underwriter shall have received on the Closing Date a certificate, dated the Closing Date and signed by each of the Selling Stockholders, to the effect that the representations and warranties of such Selling Stockholder contained in this Agreement are true and correct as of the Closing Date and that the Selling Stockholder has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.
(d) The Underwriter shall have received on the Closing Date an opinion and negative assurance statement of Drinker Biddle & Reath LLP (“DBR”), as outside counsel for the Company, dated the Closing Date, in the form and substance satisfactory to the Underwriter as previously agreed upon between you and your counsel and DBR.
(e) The Underwriter shall have received on the Closing Date an opinion and negative assurance letter of Mayer Brown LLP (“MB”), counsel for the Underwriter, dated the Closing Date, in the form and substance satisfactory to the Underwriter.
(f) The Underwriter shall have received on the Closing Date an opinion of DBR, as outside counsel for the Selling Stockholders, dated the Closing Date, in the form and substance satisfactory to the Underwriter as previously agreed upon between you and your counsel and DBR.
With respect to any negative assurance statement provided in connection with Sections 6(d) and 6(e) above, DBR and MB may state that their opinions and beliefs are based upon their participation in the preparation of the Registration Statement, the Time of Sale Prospectus and the Prospectus and any amendments or supplements thereto and review and discussion of the contents thereof, but are without independent check or verification, except as specified.
The opinion of DBR described in Section 6(d) above shall be rendered to the Underwriter at the request of the Company and shall so state therein. The opinion of DBR described in Section 6(f) above shall be rendered to the Underwriter at the request of the Selling Stockholders and shall so state therein.
(g) The Underwriter shall have received, on each of the date hereof and the Closing Date, a letter dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Underwriter, from Ernst & Young LLP, independent public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus; provided that the letter delivered on the Closing Date shall use a “cut‑off date” not earlier than the date hereof.

(h) The “lock‑up” agreements, each substantially in the form of Exhibit A hereto, between you and the directors and executive officers of the Company (including each Selling Stockholder) relating to sales and certain other dispositions of shares of Common Stock or certain other securities, delivered to you on or before the date hereof, shall be in full force and effect on the Closing Date.
(i) All amounts outstanding under the Loan and Security Agreement, dated August 22, 2014 (as amended, the “Loan Agreement”)), by and between Silicon Valley Bank, the Company and Workiva International LLC, shall have been repaid (or caused to have been repaid) by the Company and the Loan Agreement shall have been terminated.
(j) The Underwriter shall have received (i) a certificate of J. Stuart Miller, Executive Vice President & Chief Financial Officer of the Company, in a form that is reasonably satisfactory to the Underwriter, dated the date hereof, with respect to certain financial information contained in the Pricing Disclosure Package and (ii) a “bring-down” certificate of J. Stuart Miller, Executive Vice President & Chief Financial Officer of the Company, in a form that is reasonably satisfactory to the Underwriter, dated the Closing Date, with respect to certain financial information contained in the Prospectus and to the effect that such officer reaffirms the statements made in the initial certificate furnished pursuant to subclause (i) with respect to such financial information contained in the Pricing Disclosure Package.
(k) The several obligations of the Underwriter to purchase Additional Shares hereunder are subject to the delivery to you on the applicable Option Closing Date of the following:
(i) a certificate, dated the Option Closing Date and signed by an executive officer of the Company, confirming that the certificate delivered on the Closing Date pursuant to Section 6(b) hereof remains true and correct as of such Option Closing Date;
(ii) a certificate, dated the Option Closing Date and signed by the Selling Stockholders, confirming that the certificate delivered on the Closing Date pursuant to Section 6(c) hereof remains true and correct as of such Option Closing Date;
(iii) an opinion of DBR, as outside counsel for the Company, dated the Option Closing Date, relating to the Additional Shares to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 6(d) hereof;
(iv) an opinion of MB, counsel for the Underwriter, dated the Option Closing Date, relating to the Additional Shares to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 6(e) hereof;

(v) an opinion of DBR, as counsel for the Selling Stockholders, dated the Option Closing Date, relating to the Additional Shares to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 6(f) hereof;
(vi) a letter, dated the Option Closing Date, in form and substance satisfactory to the Underwriter, from Ernst & Young LLP, independent public accountants, substantially in the same form and substance as the letter furnished to the Underwriter pursuant to Section 6(g) hereof; provided that the letter delivered on the Option Closing Date shall use a “cut-off date” not earlier than three business days prior to such Option Closing Date;
(vii) a certificate, dated the Option Closing Date, in form and substance satisfactory to the Underwriter, from J. Stuart Miller, Executive Vice President & Chief Financial Officer of the Company, substantially in the same form and substance as the certificate furnished to the Underwriter pursuant to Section 6(j) hereof; and
(viii) such other documents as you may reasonably request with respect to the good standing of the Company, the due authorization and issuance of the Additional Shares to be sold on such Option Closing Date and other matters related to the issuance of such Additional Shares.
7. Covenants of the Company. The Company covenants with the Underwriter as follows:
(a) To prepare the Prospectus in a form approved by you and to file such Prospectus pursuant to Rule 424(b) under the Securities Act not later than the Commission’s close of business on the second business day following the execution and delivery of this Agreement; to make no further amendment or any supplement to the Registration Statement, the Base Prospectus or the Prospectus prior to the Closing Date and any Option Closing Date which shall be disapproved by you promptly after reasonable notice thereof; to advise you, promptly after it receives notice thereof, of the time when any amendment to the Registration Statement has been filed or becomes effective or any amendment or supplement to the Prospectus has been filed and to furnish you with copies thereof; to file promptly all other material required to be filed by the Company with the Commission pursuant to Rule 433(d) under the Securities Act; to file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus and for so long as the delivery of a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Securities Act) is required in connection with the offering or sale of the Shares; to advise you, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any Preliminary Prospectus or other prospectus in respect of the Shares, of any notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act, of the suspension of the qualification of the

Shares for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement or the Prospectus or for additional information; and, in the event of the issuance of any stop order or of any order preventing or suspending the use of any Preliminary Prospectus or other prospectus or suspending any such qualification, to promptly use its best efforts to obtain the withdrawal of such order; and in the event of any such issuance of a notice of objection, promptly to take such steps including, without limitation, amending the Registration Statement or filing a new registration statement, at its own expense, as may be necessary to permit offers and sales of the Shares by the Underwriter (references herein to the Registration Statement shall include any such amendment or new registration statement).
(b) If required by Rule 430B(h) under the Securities Act, to prepare a form of prospectus in a form approved by you and to file such form of prospectus pursuant to Rule 424(b) under the Securities Act not later than may be required by Rule 424(b) under the Securities Act; and to make no further amendment or supplement to such form of prospectus which shall be disapproved by you promptly after reasonable notice thereof.
(c) If not previously paid, to pay the required Commission filing fees relating to the Shares within the time required by Rule 456(b)(1) under the Securities Act without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) under the Securities Act.
(d) To furnish to you without charge,, prior to 10:00 a.m. New York City time on the business day next succeeding the date of this Agreement and during the period mentioned in Section 7(g) or 7(h) below, as many copies of the Time of Sale Prospectus, the Prospectus and any supplements and amendments thereto or to the Registration Statement as you may reasonably request.
(e) To furnish to you a copy of each proposed free writing prospectus to be prepared by or on behalf of, used by, or referred to by the Company and not to use or refer to any proposed free writing prospectus to which you reasonably object.
(f) Not to take any action that would result in the Underwriter or the Company being required to file with the Commission pursuant to Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of the Underwriter that the Underwriter otherwise would not have been required to file thereunder.
(g) If the Time of Sale Prospectus is being used to solicit offers to buy the Shares at a time when the Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Prospectus in order to make the statements therein, in the light of the circumstances, not misleading, or if any event shall occur or condition exist as a result of which the Time of Sale Prospectus conflicts with the information contained in the Registration Statement then on file, or if, in the opinion of counsel for the Underwriter, it is necessary to amend or supplement the Time of Sale Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriter and to any dealer upon request, either amendments or supplements to the Time of Sale Prospectus so that the statements in the Time of Sale Prospectus as so amended or supplemented will not, in the light of the circumstances when the Time of Sale Prospectus is delivered to a prospective purchaser, be misleading or so that the Time of Sale Prospectus, as amended or supplemented, will no longer conflict with the Registration Statement, or so that the Time of Sale Prospectus, as amended or supplemented, will comply with applicable law.
(h) If, during such period after the first date of the public offering of the Shares as in the opinion of counsel for the Underwriter the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is required by law to be delivered in connection with sales by the Underwriter or dealer, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Underwriter, it is necessary to amend or supplement the Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriter and to the dealers (whose names and addresses you will furnish to the Company) to which Shares may have been sold by Underwriter and to any other dealers upon request, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, be misleading or so that the Prospectus, as amended or supplemented, will comply with applicable law.
(i) To endeavor to qualify the Shares for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request.
(j) To make generally available to the Company’s security holders and to you as soon as practicable an earning statement covering a period of at least twelve months beginning with the first fiscal quarter of the Company occurring after the date of this Agreement which shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder.
(k) The Company agrees that if at any time following issuance of an Issuer Free Writing Prospectus any event occurred or occurs as a result of which such Issuer Free Writing Prospectus prepared or authorized by the Company would conflict with the information in the Registration Statement, the Time of Sale Prospectus or the Prospectus or would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances then prevailing, not misleading, the Company will give prompt notice thereof to the Underwriter and, if requested by the Underwriter will prepare and furnish without charge to the Underwriter an Issuer Free Writing Prospectus or other document which will correct such conflict, statement or omission.

8. Expenses. (a) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, the Company agrees to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (%3) the fees, disbursements and expenses of the Company’s counsel and the Company’s accountants in connection with the registration and delivery of the Shares under the Securities Act and all other fees or expenses in connection with the preparation and filing of the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, any free writing prospectus prepared by or on behalf of, used by, or referred to by the Company and amendments and supplements to any of the foregoing, including all printing costs associated therewith, and the mailing and delivering of copies thereof to the Underwriter and dealers, (%3) all costs and expenses related to the transfer and delivery of the Shares to the Underwriter, including any transfer or other taxes payable thereon, (%3) the cost of printing or producing any Blue Sky or Legal Investment memorandum in connection with the offer and sale of the Shares under state securities laws and all expenses in connection with the qualification of the Shares for offer and sale under state securities laws as provided in Section 7(i) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriter in connection with such qualification and in connection with the Blue Sky or Legal Investment memorandum, (%3) all filing fees and the reasonable fees and disbursements of counsel to the Underwriter incurred in connection with any review and qualification of the offering of the Shares required by FINRA (provided that the amount payable by the Company under clauses (iii) and (iv) with respect to fees and disbursements of counsel to the Underwriter shall be limited to $40,000), (%3) if applicable, all costs and expenses incident to listing the Shares on the NYSE, (%3) if applicable, the cost of printing certificates representing the Shares, (%3) the costs and charges of any transfer agent, registrar or depositary, (%3) all costs and expenses incurred in connection with any “road show” presentation to potential purchasers of the Shares, (%3) the document production charges and expenses associated with printing this Agreement and (%3) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section 8. It is understood, however, that except as provided in this Section 8, Section 10 entitled “Indemnity and Contribution” and Section 13 below, the Underwriter will pay all of its costs and expenses, including fees and disbursements of its counsel, stock transfer taxes payable on resale of any of the Shares by them and any advertising expenses connected with any offers they may make.
(b) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, each Selling Stockholder agrees, severally and not jointly, to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement and not otherwise paid by the Company, including (i) any fees and expenses of counsel for such Selling Stockholder, and (ii) all expenses and taxes incident to the sale and delivery of the Shares to be sold by such Selling Stockholder to the Underwriter hereunder.
9. Covenants of the Underwriter. The Underwriter covenants with the Company not to take any action that would result in the Company being required to file with the Commission under Rule 433(d) a free writing prospectus prepared by or on behalf of the Underwriter that otherwise would not be required to be filed by the Company thereunder, but for the action of the Underwriter.
10. Indemnity and Contribution.
(a) The Company agrees to indemnify and hold harmless the Underwriter, each person, if any, who controls the Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and each affiliate of the Underwriter within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus, the Time of Sale Prospectus or any amendment or supplement thereto, any Issuer Free Writing Prospectus, any Company information that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, any road show as defined in Rule 433(h) under the Securities Act (a “road show”), or the Prospectus or any amendment or supplement thereto or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon Selling Stockholder Information or Underwriter Information.
(b) Each of the Selling Stockholders agrees, severally and not jointly, to indemnify and hold harmless the Underwriter, each person, if any, who controls the Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and each affiliate of the Underwriter within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus, the Time of Sale Prospectus or any amendment or supplement thereto, any Issuer Free Writing Prospectus, or the Prospectus or any amendment or supplement thereto or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided, however, that (x) a Selling Stockholder shall be liable in any such case only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Selling Stockholder Information relating to such Selling Stockholder and (y) the liability of a Selling Stockholder pursuant to this subsection (b) shall not exceed the product of the number of Shares sold by such Selling Stockholder and the initial public offering price of the Shares as set forth in the Prospectus. “Selling Stockholder Information” shall mean the written information furnished to the Company by such Selling Stockholder expressly for use therein; it being understood and agreed that such information consists only of the name of such Selling Stockholder, the amount of Shares to be sold by such Selling Stockholder and the address and other information with respect to such Selling Stockholder (excluding percentages) which appear in the Registration Statement, the Time of Sale Prospectus and the Prospectus in the table (and corresponding footnotes) under the caption “Selling Stockholders”.
(c) The Underwriter agrees to indemnify and hold harmless each Selling Stockholder, the Company, its directors, its officers who sign the Registration Statement and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company or the Selling Stockholders, as the case may be, to the Underwriter, but only with reference to the Underwriter Information. “Underwriter Information” shall mean the written information furnished to the Company by the Underwriter expressly for use therein; it being understood and agreed upon that the only such information furnished by the Underwriter consists of the following information in the Prospectus furnished on behalf of the Underwriter: the concession figure appearing in the second sentence of the fifth paragraph under the caption “Underwriting”, and the first two sentences of the thirteenth paragraph under the caption “Underwriting.”
(d) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 10(a), 10(b), or 10(c), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the reasonably incurred fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (%3) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (%3) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Underwriter, in the case of parties indemnified pursuant to Sections 10(a) and 10(b), and by the Company and the Selling Stockholders, as applicable, in the case of parties indemnified pursuant to Section 10(c). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.
(e) To the extent the indemnification provided for in Section 10(a), 10(b) or 10(c) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (%3) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand from the offering of the Shares or (%3) if the allocation provided by clause 10(e)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 10(e)(i) above but also the relative fault of the indemnifying party or parties on the one hand and of the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Selling Stockholders on the one hand and the Underwriter on the other hand in connection with the offering of the Shares shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Shares (before deducting expenses) received by the Company or the Selling Stockholders, on the one hand, and the total underwriting discounts and commissions received by the Underwriter, on the other, in each case as set forth in the table on the cover of the Prospectus, bear to the aggregate Offering Price of the Shares. The relative fault of the Company and the Selling Stockholders on the one hand and the Underwriter on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Selling Stockholders, on the one hand or by the Underwriter, on the other, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(f) The Company, the Selling Stockholders and the Underwriter agree that it would not be just or equitable if contribution pursuant to this Section 10 were determined by pro rata allocation (even if the Selling Stockholders were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 10(e). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 10(e) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 10, the Underwriter shall not be required to contribute any amount in excess of the amount by which the total price at which the Shares underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that the Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 10 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.
(g) The indemnity and contribution provisions contained in this Section 10 and the representations, warranties and other statements of the Company and the Selling Stockholders contained in this Agreement shall remain operative and in full force and effect regardless of (%3) any termination of this Agreement, (%3) any investigation made by or on behalf of the Underwriter, any person controlling the Underwriter or any affiliate of the Underwriter, by or on behalf of the Company, its officers or directors or any person controlling the Company or by or on behalf of any Selling Stockholder, its trustees or any person controlling such Selling Stockholder and (%3) acceptance of and payment for any of the Shares.
11. Termination. The Underwriter may terminate this Agreement by notice given by you to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date there is any failure of the condition set forth Section 6(a) that makes it, in the Underwriter’s judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Shares on the terms and in the manner contemplated in the Pricing Disclosure Package or the Prospectus.
12. Arm’s Length Transaction. The Company and the Selling Stockholders acknowledge and agree that (i) the purchase and sale of the Shares pursuant to this Agreement is an arm’s-length commercial transaction between the Company and the Selling Stockholders, on the one hand, and the Underwriter, on the other, (ii) in connection therewith and with the process leading to such transaction the Underwriter is acting solely as a principal and not the agent or fiduciary of the Company or any Selling Stockholder, (iii) the Underwriter has not assumed an advisory or fiduciary responsibility in favor of the Company or any Selling Stockholder with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether the

Underwriter has advised or is currently advising the Company or any Selling Stockholder on other matters) or any other obligation to the Company or any Selling Stockholder except the obligations expressly set forth in this Agreement and (iv) the Company and each Selling Stockholder has consulted its own legal and financial advisors to the extent it deemed appropriate. The Company and each Selling Stockholder agree that it will not claim that the Underwriter has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company or any Selling Stockholder, in connection with such transaction or the process leading thereto.
13. Effectiveness. If this Agreement shall be terminated by the Underwriter because of any failure or refusal on the part of the Company or the Selling Stockholders to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company or the Selling Stockholders shall be unable to perform their obligations under this Agreement, the Company will reimburse the Underwriter for all out‑of‑pocket expenses (including the fees and disbursements of its counsel) reasonably incurred by such Underwriter in connection with this Agreement or the offering contemplated hereunder.
14. Entire Agreement. This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Shares, represents the entire agreement between the Company and the Selling Stockholders, on the one hand, and the Underwriter, on the other, with respect to the preparation of any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, the conduct of the offering, and the purchase and sale of the Shares.
15. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
16. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.
17. Recognition of U.S. Special Resolution Regimes.
(a) In the event that the Underwriter is a Covered Entity and becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from the Underwriter of this Underwriting Agreement, and any interest and obligation in or under this Underwriting Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Underwriting Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.
(b) In the event that the Underwriter is a Covered Entity or a BHC Act Affiliate of the Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Underwriting Agreement that may be exercised against the Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Underwriting Agreement were governed by the laws of the United States or a state of the United States.
(c) As used in this Section 17:
(i) “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).
(ii) “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
(iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
(iv) “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.
18. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.
19. Notices. All communications hereunder shall be in writing and effective only upon receipt and if to the Underwriter shall be delivered, mailed or sent to you in care of Goldman Sachs & Co. LLC, 200 West Street, New York, New York 10282, Attention Registration Department; if to the Company shall be delivered, mailed or sent to Workiva Inc., 2900 University Blvd, Ames, IA 50010, Attention: Martin J. Vanderploeg, with a copy to Workiva Inc., 55 West Monroe St., Suite 3490, Chicago, IL 60603, Attention: Troy M. Calkins; and if to the Selling Stockholders shall be delivered, mailed or sent to Troy M. Calkins at Workiva Inc., 55 West Monroe St., Suite 3490, Chicago, IL 60603.

Very truly yours, WORKIVA INC.
By:	/s/ Troy Calkins
Name: Troy Calkins
Title: EVP, Chief Legal and Administrative Officer and Corporate Secretary

Accepted as of the date hereof
GOLDMAN SACHS & CO. LLC

By:	/s/ Goldman Sachs & Co. LLC
Name: William Connolly
Title: Managing Director

Any person executing and delivering this Agreement as Attorney-in-Fact for a Selling Stockholder represents by so doing that he has been duly appointed as Attorney-in-Fact by such Selling Stockholder pursuant to a validly existing and binding Power of Attorney which authorizes such Attorney-in-Fact to take such action

Accepted as of the date hereof
POA Selling Stockholders Listed on Schedule IV hereto

By:	/s/ Troy Calkins
Name: Troy Calkins

As Attorney-in-Fact acting on behalf of the POA Selling Stockholders named in Schedule IV hereto

[Signature Page to Underwriting Agreement]

Troy Calkins, as Non-POA Selling Shareholder

/s/ Troy Calkins

[Signature Page to Underwriting Agreement]

SCHEDULE I

Selling Stockholders	Number of Firm Shares To Be Sold
Martin J. Vanderploeg 2001 Revocable Living Trust	575,000
Troy M. Calkins	100,000
Jeffrey D. Trom	120,000
Jeffrey D. Trom & Lydia A. Trom TR UA 11/21/2017	330,000
J. Stuart Miller	60,788
Scott G. Ryan	31,250
Mithun Banarjee	70,000
Total:	1,287,038

I-1

SCHEDULE II

Option Stockholders	Number of Additional Shares
Martin J. Vanderploeg 2001 Revocable Living Trust	110,000
Jeffrey D. Trom & Lydia A. Trom TR UA 11/21/2017	83,000
Total:	193,000

II-1

SCHEDULE III

(a) Issuer Free Writing Prospectuses not included in the Pricing Disclosure Package:

Investor Presentation, dated August 12, 2019.

(b) Additional documents incorporated by reference:

None.

(c) Information other than the Time of Sale Prospectus that comprise the Pricing
        Disclosure Package

Term Sheet attached as Exhibit B hereto.

III-1

SCHEDULE IV
POA Selling Stockholders
1. Martin J. Vanderploeg 2001 Revocable Living Trust
2. Jeffrey D. Trom
3. Jeffrey D. Trom & Lydia A. Trom TR UA 11/21/2017
4. J. Stuart Miller
5. Scott G. Ryan
6. Mithun Banarjee
Non-POA Selling Stockholders
Troy M. Calkins
Attorneys-in-Fact
1. Troy M. Calkins
2. J. Stuart Miller

IV-1

EXHIBIT A
[FORM OF EQUITY LOCK-UP LETTER]
[ ], 2019
Goldman Sachs & Co. LLC
200 West Street
New York, NY 10282
Ladies and Gentlemen:
The undersigned understands that Goldman Sachs & Co. LLC (“Goldman Sachs”) proposes to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Workiva Inc., a Delaware corporation (the “Company”), and certain selling shareholders named therein providing for the public offering (the “Public Offering”) of shares of the Class A Common Stock of the Company (together with the Company’s Class B Common Stock, the “Common Stock”).
To induce Goldman Sachs to continue its efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of Goldman Sachs, it will not, during the period commencing on the date hereof and ending 60 days after the date of the final prospectus relating to the Public Offering (the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) sales of shares pursuant to the Underwriting Agreement, (b) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Public Offering, provided that no filing or public announcement under Section 16(a) of the Exchange Act or otherwise shall be required or shall be voluntarily made in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions, (c) transfers of shares of Common Stock or any security convertible into Common Stock as a bona fide gift or charitable contribution, (d) distributions to limited partners, members or stockholders of the undersigned, (e) any transfer by will or pursuant to the laws of descent and
Ex. A-1

distribution, (f) any transfer to the undersigned’s Family or a domestic trust created for the sole benefit of one or more of the undersigned or any member or members of the undersigned’s Family, (g) any transfer from a trust described in clause (f) above to the undersigned, (h) any transfer to any corporation, partnership or other business entity that controls, is controlled by or managed by or is under common control with the undersigned, (i) the receipt by the undersigned from the Company of shares of Common Stock upon the exercise of options or any transfer of Common Stock or securities convertible into Common Stock to the Company upon the exercise of options to purchase the Company’s securities on a “cashless” or “net exercise” basis to the extent permitted by the instruments representing such options so long as such exercise is effected solely by the surrender of outstanding options to the Company and the Company’s cancellation of all or a portion thereof to pay the exercise price, (j) any transfer by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement, (k) any transfer of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock pursuant to a bona fide third-party tender offer, merger, consolidation or similar transaction made to all holders of Common Stock involving a change of control of the Company, provided that until such tender offer, merger, consolidation or other such transaction is completed, the Common Stock owned by the undersigned shall remain subject to the restrictions contained in this agreement or (l) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that (i) such plan does not provide for the transfer of Common Stock during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act or otherwise, if any, is required of or voluntarily made by or on behalf of the undersigned or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Restricted Period; provided further, that in the case of any receipt, transfer or distribution pursuant to the foregoing clauses (c)-(l), (1) each recipient, transferee, donee or distributee shall sign and deliver, to the extent not previously signed and delivered, a lock‑up letter substantially in the form of this letter prior to any transfer or distribution and (2) no filing or public announcement under Section 16(a) of the Exchange Act or otherwise shall be required or shall be voluntarily made during the Restricted Period.
For the purpose of clause (f) of the preceding paragraph, “Family” shall mean spouse, lineal descendants, parents, siblings, and lineal descendants of siblings, and anyone else (other than domestic employees) sharing a person’s home, including any such relationship by legal adoption. For purposes of clause (k) of the preceding paragraph, “change of control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of Common Stock if, after such transfer, such person or group of affiliated persons would hold at least a majority of the outstanding voting securities of the Company (or the surviving entity).
In addition, the undersigned agrees that, without the prior written consent of Goldman Sachs, it will not, during the Restricted Period, make any demand for or
Ex. A-2

exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.
The undersigned understands that the Company and Goldman Sachs is relying upon this agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.
Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and Goldman Sachs.

Ex. A-3

Very truly yours,

(Print Exact Name of Stockholder)

(Signature)

(Address)

[Signature Page to Equity Offering Lock-Up Agreement]

EXHIBIT B

Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated August 13, 2019
Relating to Preliminary Prospectus Supplement dated August 12, 2019
Registration Statement No. 333-233222
WORKIVA INC.
1,287,038 Shares of Class A Common Stock
The following information relates only to the Class A common stock of the Issuer described below and should be read together with the preliminary prospectus supplement dated August 12, 2019 and the accompanying prospectus dated August 12, 2019, including the documents incorporated by reference therein. The following information supplements and updates the information contained in the preliminary prospectus supplement and accompanying prospectus.

Issuer:	Workiva Inc., a Delaware corporation
Ticker / Exchange:	WK / The New York Stock Exchange
Title of Securities:	Class A common stock, par value $0.001 per share, of the Issuer (“Class A Common Stock”)
Size:	$72,395,887.50 (or $83,252,137.50 if the underwriter exercises its option to purchase additional shares in full).
Shares Offered and Sold:	1,287,038 shares of Class A Common Stock (or 1,480,038 shares of Class A Common Stock if the underwriter exercises its option to purchase additional shares in full).
Last Reported Sale Price of Class A Common Stock on The New York Stock Exchange on August 13, 2019:	$57.04
Price to Public:	$56.25 per share
Pricing Date:	August 13, 2019
Trade Date:	August 14, 2019
Settlement Date:	August 16, 2019
Ex. B-1

CUSIP:	98139A105
Concurrent Convertible Note Offering:	Concurrently with this offering of Class A common stock, we are offering to persons reasonably believed to be qualified institutional buyers, in an offering exempt from registration under the Securities Act, $300,000,000 aggregate principal amount of our 1.125% Convertible Senior Notes due 2026 (the “notes”), or a total of $345,000,000 aggregate principal amount of notes if the initial purchasers in the concurrent Convertible Note Offering exercise in full their option to purchase additional notes. We cannot assure you that the concurrent Convertible Note Offering will be completed or, if completed, on what terms it will be completed. The offering of Class A common stock hereby is not contingent upon the consummation of the concurrent Convertible Note Offering, and the concurrent Convertible Note Offering is not contingent upon the consummation of the offering of Class A common stock hereby.
Use of Proceeds:	We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholders. We will, however, receive proceeds from any stock options exercised, which are exercisable for cash. We will use any proceeds received from the exercise of stock options for working capital and general corporate purposes.

We estimate that the net proceeds to us from the concurrent Convertible Note Offering, if completed, will be approximately $292.1 million (or approximately $336.0 million if the initial purchasers in the concurrent Convertible Note Offering exercise in full their option to purchase additional notes) after deducting the initial purchasers’ discounts and commissions and estimated offering expenses. We intend to use the net proceeds from the concurrent Convertible Note Offering for working capital and other general corporate purposes, as well as the acquisition of, or investment in, complementary products, technologies, assets, solutions, or businesses, although we have no commitments or agreements to enter into such transactions as of the date hereof.
Book-Running Manager:	Goldman Sachs & Co. LLC

The Issuer has filed a registration statement (including a prospectus dated August 12, 2019 and a preliminary prospectus supplement dated August 12, 2019) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these
Ex. B-2

documents for free by visiting the SEC’s website at www.sec.gov. Copies of the prospectus and the preliminary prospectus supplement may be obtained by contacting: Goldman Sachs & Co. LLC at (866) 471-2526 (toll free).
Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

Ex. B-3